Exhibit 99.2

November 19, 2008

Board of Directors
C/o John Carradine
HealthAxis Inc.
7301 State Hwy 161
Suite 300
Irving, TX 75039

Dear Members of the Board:

This refers to our various letters regarding the proposal for the strategic merger between HealthAxis, Inc. and Ebix, Inc. This letter is to amend our previous offer and to convey that we have decided to extend the validity of our earlier 85 cents offer to acquire HealthAxis, Inc. (NASDAQ: HAXS).

In summary, we would like to outline and reiterate a few other points -

1.
Validity of 85 cents offer extended till 31st December 2008: This 85 cents would be payable in the form of equivalent Ebix stock, valued at an average of 15-day Ebix stock closing prices, preceding the date on which the merger between Ebix and Healthaxis is consummated.

2.
Warrants for existing Healthaxis shareholders: Ebix will allow existing Healthaxis warrant holders to convert into Ebix stock, once Ebix stock price increases proportionately by the same percentage margin, as would be required for the Healthaxis stock for these existing warrants to be in play.

3.
Termination of Remote Sourcing Agreement: The existing Remote Resource agreement with Healthcare BPO Partners, L.P. (an affiliate of Tak Investments, Inc.) will need to be terminated as a pre-condition to the merger. This would be considered necessary to avoid any conflicts of interest on any front, as also to ensure that Ebix is not saddled with a high cost outsourcing agreement.

4.
Payment of $1 million termination fee to BPOM: We propose to pay the increased fee of $1 million (increased recently from $500,000 to $1 million), if the Healthaxis shareholders approve our merger proposal.

5.	Binding agreement within 7 days: Ebix confirms again that it would serve a binding agreement for the acquisition of Healthaxis within 7 days of acceptance of the above offer.

6.
Waiver of Due Diligence Rights: Ebix has not been provided detailed due diligence rights by the Healthaxis Board. In spite of that, Ebix agrees to waive is right to due diligence, to convey its seriousness and readiness to close the transaction in an expeditious manner.

7.	All other terms as outlined in our earlier letters related to employee matters, new financial liabilities etc. remain the same.

Sincerely,

/s/ Robin Raina

Robin Raina
President & Chief Executive Officer